Exhibit 99.1

TCW Special Purpose Acquisition Corp.
Announces Pricing of an Upsized $450 Million Initial Public Offering

LOS ANGELES – March 1, 2021 – TCW Special Purpose Acquisition Corp. (the “Company”), a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with a private company, today announced its upsized initial public offering of 45,000,000 units at a price of $10.00 per unit.

The Company is sponsored by The TCW Group, Inc. (“TCW”), a leading global investment management firm headquartered in Los Angeles, California. The Company’s management is associated with TCW’s New America Premier business unit, which was established by Joseph R. Shaposhnik in August 2015. Mr. Shaposhnik serves as Chairman and CEO of TCW Special Purpose Acquisition Corp. The Company intends to identify, merge with and take public a durable and predictable business well positioned to deliver superior revenue growth.

The Company’s units are expected to be listed on the New York Stock Exchange (the “NYSE”) and trade under the ticker symbol “TSPQ.U” beginning March 2, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one warrant, each whole warrant entitling the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities constituting the units begin separate trading, we expect that the Class A common stock and warrants will be listed on the NYSE under the symbols “TSPQ” and “TSPQ WS,” respectively.

Citigroup Global Markets Inc. and Barclays Capital Inc. are serving as the joint book-running managers for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 6,750,000 units at the initial public offering price to cover over-allotments, if any.

The offering of these securities is being made only by means of prospectus. When available, copies of the preliminary prospectus relating to the offering and final prospectus may be obtained from: Citigroup Global Markets Inc., Attn: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146; and Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888) 603-5847 or email: barclaysprospectus@broadridge.com.

A registration statement relating to the sale of these securities was filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor Contact:

Richard Villa

Chief Financial Officer, TCW Group and TCW Special Purpose Acquisition Corp.
Tel: +1-213-244-0099

Email: Richard.Villa@tcw.com

Media Contact:
Doug Morris

Head of Communications, TCW Group
Tel: +1-213-244-0509

Email: Doug.Morris@tcw.com

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